Exhibit 3.1

Execution Copy

AMENDMENT TO SHARE PURCHASE AGREEMENT

This Amendment (“Amendment”) to the Share Purchase Agreement (as defined below) is made and entered into as of September 4, 2023, by and among Energem Corp., a Cayman Islands exempted company (“Purchaser”), Swee Guan Hoo in his capacity as the representative from and after the Closing (as defined below) for the shareholders of Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Closing and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), Graphjet Technology Sdn. Bhd., a Malaysian private limited company (the “Company”), the holders of Company Shares identified on Exhibit A-1 to the Share Purchase Agreement (the “Selling Shareholders”), and Lee Ping Wei, in his capacity as the representative for the Selling Shareholders (the “Shareholder Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.

RECITALS:

WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative and certain Selling Shareholder entered into that certain Share Purchase Agreement, dated as of August 1, 2022 (the “Original Agreement,” and as amended, including by this Amendment, the “Share Purchase Agreement”); and

WHEREAS, the Parties now desire to amend the Lock-Up provisions set forth in Article XIII of the Original Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Share Purchase Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Share Purchase Agreement.

(A) The Original Agreement is hereby amended by adding the following new subsection to Section 13.1(i):

(i) Purchaser Class B Ordinary Shares Lock-up Period. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Article XIII, with respect to certain of the Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination, the Lock-Up Period shall terminate, as follows, 2,427,908 Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination held by certain shareholders or officers and directors of Purchaser terminate six (6) months from the Closing of the Business Combination or such earlier date (x) if the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing of the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; and (B) 447,092 Purchaser Class B Ordinary Shares that convert to Class A Shares at the Closing of the Business Combination held by Arc Group Limited, financial adviser to the Purchaser, and its nominees and transferees, as set forth in that certain Lock-Up Agreement executed as of the date hereof between the Purchaser, ARC Group Limited and certain of its nominees and transferees (the “Lock-Up Agreement”), terminate nine (9) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

(B) The Original Agreement is hereby further amended by adding the following new subsection to Section 13.1(j):

(i) Purchaser Class A Ordinary Shares Lock-up Period. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Article XIII, with respect to certain of the Purchaser Class A Ordinary Shares, the Lock-Up Period shall terminate, as follows: (A) 27,600,000 Class A ordinary shares held by Suria Sukses Engineering Sdn. Bhd. terminate six (6) months from the Closing of the Business Combination or such earlier date (x) if the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing of the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; (B) 2,760,000 Purchaser Class A Ordinary Shares held by Arc Group Limited, financial adviser to Purchaser, and certain of its nominees and transferees, terminate nine (9) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property, as set forth in that certain Lock-Up Agreement; (C) 528,075 Purchaser Class A Ordinary Shares held by certain shareholders or officers and directors of Purchaser terminate six (6) months from the Closing of the Business Combination or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property; and (D) 107,640,000 Purchaser Class A Ordinary Shares held by the Selling Shareholders terminate nine (9) months from the Closing of the Business Combination, or such earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

2. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Share Purchase Agreement in the Share Purchase Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Share Purchase Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitute the entire agreement between the parties with respect to the subject matter of the Share Purchase Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

The Purchaser:

ENERGEM CORP.

By:	Swee Guan Hoo
Name:	Swee Guan Hoo
Title:	Chief Executive Officer

The Purchaser Representative:

SWEE GUAN HOO, solely in the capacity as the Purchaser Representative hereunder

By:	Swee Guan Hoo
Name:	Swee Guan Hoo
Title:	Purchaser Representative

The Company:

GRAPHJET TECHNOLOGY SDN. BHD.

By:	Lee Ping Wei
Name:	Lee Ping Wei
Title:	Chief Executive Officer

The Seller Representative:

LEE PING WEI, an individual, solely in the capacity as the Seller Representative

By:	Lee Ping Wei
Name:	Lee Ping Wei
Title:	Purchaser Representative

[Signature Page to Amendment to Business Combination Agreement]